SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

AMENDMENT TO CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2005

DIVIDEND CAPITAL TRUST INC.

(Exact name of small business issuer as specified in its charter)

Maryland	000-50724	82-0538520
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 17th Street, Suite 1700 Denver, CO 80202
(Address of principal executive offices)

(303) 228-2200
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Acquisition or Disposition of Assets

Purchase of Technicolor II, Shelby 4, Shelby 5, Shelby 19, Eastpark I, Eastpark II and Shelby 18 Distribution Facilities

On December 29, 2004, we filed a Form 8-K with regard to our entry into a purchase agreement dated December 23, 2004 (the “Agreement”) to acquire seven bulk distribution and warehouse facilities comprising approximately 3.6 million square feet located in Memphis, Tennessee.

On February 4, 2005, we filed a Form 8-K with regard to the acquisition pursuant to the Agreement of the Technicolor II distribution facility (“Technicolor”). We have since filed four amendments to the aforementioned Form 8-K with regard to the additional acquisitions made pursuant to the Agreement of the Shelby 4, Shelby 5 and Shelby 19 distribution facilities (collectively “Shelby”), as well as the Eastpark I and Eastpark II distribution facilities (collectively “Eastpark”).  These acquisitions are described more fully in our Form 8-K/As that we filed on February 23, March 10, March 22 and April 11, 2005.

Pursuant to the Agreement, on May 13, 2005, we acquired a fee interest in an additional distribution facility (“Shelby 18”), comprising 400,000 square feet located in Memphis, Tennessee.  The total estimated cost of Shelby 18 is approximately $14.5 million (which includes an acquisition fee of $142,300 that is payable to Dividend Capital Advisors LLC, our advisor), which was paid from net proceeds from our public offering and the assumption of debt.  Shelby 18 represents the seventh and final acquisition pursuant to the Agreement.

Shelby 18 was acquired from the following unaffiliated third parties: Panattoni Land 8, LLC, Van Valkenburgh Land 8, LLC, Mitchell Investments, LLC, Panattoni-Citation Drive, LLC, Rieger-Citation Drive, LLC, Van Valkenburgh-Citation Drive, LLC and The Jordan Revocable Trust.  The purchase price was determined through negotiations between the sellers and our advisor. The total cost of Shelby 18 may increase by additional costs which have not yet been finally determined. We expect any additional costs to be immaterial.

In our Form 8-K  that we filed on February 4, 2005, with regard to the acquisition of Technicolor, we indicated that we would provide the requisite financial information relating to this acquisition, and subsequent related acquisitions, by an amendment to our Form 8-K within 75 days of the date of acquisition.  Subsequent to that date, we determined that in relation to our audited consolidated balance sheet for the year ended December 31, 2004 (see our Annual Report Form 10-K filed on March 16, 2005), the combined net book value of Technicolor and Shelby, together with the net book value of Wickes Distribution Center (see our Form 8-K that we filed on January 7, 2005, and the amendments thereto for more details regarding this acquisition), did not constitute a “significant amount of assets” as such term is defined pursuant to Form 8-K.  For that reason, in the aforementioned Form 8-K/A that we filed on March 22, 2005, we specified that the requisite financial information was not required until such time as the acquisition of additional facilities constituted a “significant amount of assets.”

As a result of the acquisition of Eastpark, we determined that the combined net book value of Eastpark, together with the net book value of Technicolor and Shelby, constituted a “significant amount of assets” as defined.  As such, we indicated in our Form 8-K/A that we filed on April 11, 2005, that we would file the requisite financial information within 75 days from the acquisition of Eastpark.  We hereby undertake to include Shelby 18 in such requisite information.

Item 9.01 Financial Statements and Exhibits

In our Form 8-K  that we filed on February 4, 2005, with regard to the acquisition of Technicolor, we indicated that we would provide the requisite financial information relating to this acquisition, and subsequent related acquisitions, by an amendment to our Form 8-K within 75 days of the date of acquisition.  Subsequent to that date, we determined that in relation to our audited consolidated balance sheet for the year ended December 31, 2004 (see our Annual Report Form 10-K filed on March 16, 2005), the combined net book value of Technicolor and Shelby, together with the net book value of Wickes Distribution Center (see our Form 8-K that we filed on January 7, 2005, and the amendments thereto for more details regarding this acquisition), did not constitute a “significant amount of assets” as such term is defined pursuant to Form 8-K.  For that reason, in the aforementioned Form 8-K/A that we filed on March 22, 2005, we specified that the requisite financial information was not required until such time as the acquisition of additional facilities constituted a “significant amount of assets.”

As a result of the acquisition of Eastpark, we determined that the combined net book value of Eastpark, together with the net book value of Technicolor and Shelby, constituted a “significant amount of assets” as defined.  As such, we indicated in our Form 8-K/A that we filed on April 11, 2005, that we would file the requisite financial information within 75 days from the acquisition of Eastpark.  We hereby undertake to include Shelby 18 in such requisite information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIVIDEND CAPITAL TRUST INC.

May 17, 2005
	By: /s/	Evan H. Zucker
Evan H. Zucker
Chief Executive Officer